Exhibit 99.1

VIASPACE SUBSIDIARY FILES PATENT APPLICATION ON CARTRIDGE CONNECTION VALVE FOR MICRO FUEL CELL

PASADENA, CA.—October 9, 2006— VIASPACE Inc. (OTCBB: VSPC), a company dedicated to commercializing proven technologies from NASA and the US Department of Defense, announced today that its subsidiary, Direct Methanol Fuel Cell Corporation (DMFCC), has filed a provisional patent application entitled Connecting Device Valve for Micro Fuel Cell Power Units.

A micro fuel cell will produce electricity as long as fuel is provided to the fuel cell. Under safety regulations published by the International Electrotechnical Commission, the fuel must be contained in a safe, sealed container which is known as the fuel cartridge. A disposable fuel cartridge is connected to the fuel cell through a coupling device and valve that dispenses the fuel to the fuel cell. One valve is on the fuel cell and the mating valve is on the cartridge. The valves must be designed not to leak while the fuel cell is in operation, while the cartridge is separated from the fuel cell, and during the connection and disconnection of cartridges to the fuel cell. This DMFCC patent addresses the miniature valve to be placed on the fuel cell.

“Direct Methanol Fuel Cell Corporation has licensed over 100 patents on the fuel cell from Caltech”, reports Dr. Carl Kukkonen, CEO of both VIASPACE and DMFCC. “We are also developing significant additional patents as part of our internal cartridge development program. Our large collection of intellectual property is an important asset and differentiator for the company”.

DMFCC focuses on producing methanol fuel cartridges that will provide the energy source for laptop computers, cell phones and other portable electronic devices to be powered by direct methanol fuel cells. Fuel cells are expected to gain a substantial market share because they offer longer operating time as compared to current lithium ion batteries and may be instantaneously recharged by simply replacing the disposable fuel cartridge. Fuel cartridges represent a recurring revenue stream. It has been announced that direct methanol fuel cells are being developed for portable electronic applications by companies such as Samsung and LG in Korea, and by Toshiba, NEC, Hitachi and Sanyo in Japan.

About VIASPACE: Originally founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory. For more information, please visit our website at www.VIASPACE.com, or contact for Investor Relations, Dr. Jan Vandersande, Director of Communications at 800-517-8050, or IR@VIASPACE.com.

Press contact: Carl Kukkonen 626-768-3360
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This news release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or our future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include the risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, as well as general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations, changes in consumer and business consumption habits, and other factors over which VIASPACE has little or no control.